UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 11, 2019

Progenics Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-23143	13-3379479
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One World Trade Center, 47th Floor, New York, New York 10007
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (646) 975-2500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0013	PGNX	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Director Resignations

As previously disclosed in the Current Report on Form 8-K filed by Progenics Pharmaceuticals, Inc. (the “Company”) with the U.S. Securities and Exchange Commission (the “SEC”) on July 17, 2019 (as amended on July 22, 2019), directors Peter J. Crowley and Michael D. Kishbauch each submitted a contingent resignation on July 11, 2019 to the Board of Directors (the “Board”) of the Company in connection with the 2019 annual meeting of shareholders. As previously disclosed in the Current Report on Form 8-K filed by the Company with the SEC on August 8, 2019, the Board accepted the contingent resignations of Messrs. Crowley and Kishbauch on August 7, 2019 in accordance with the Company’s Amended and Restated By-Laws and the recommendation of the Nominating and Corporate Governance Committee. The resignations of Messrs. Crowley and Kishbauch became effective on October 17, 2019.

On October 11, 2019, the Board unanimously elected Karen J. Ferrante, M.D. and Nicole S. Williams as Co-Chairs of the Board, effective as of October 17, 2019.

Compensatory Arrangements of Certain Officers

On October 11, 2019, the Compensation Committee of the Board (the “Compensation Committee”) of the Company approved retention payment opportunities for approximately one-half of the employees of the Company, including each of the Company’s executive officers (other than Mark Baker, its Chief Executive Officer, who will not be receiving a retention payment), to provide a retention incentive for the award recipient to remain employed with the Company and sustain the Company’s operations through the closing of the pending acquisition of the Company by Lantheus Holdings, Inc. (the “Closing”) and for a period of up to six months after the Closing.

Each retention payment opportunity provides that if the award recipient remains employed with the Company through the Closing, and the Closing occurs on or before July 1, 2020, the award recipient will be entitled to a payment of 50 percent of his or her total retention payment opportunity. If the Closing occurs on or before July 1, 2020 and the award recipient remains employed with the Company for six months after the Closing (or the award recipient’s employment is terminated during that six-month period by the Company without cause, by the award recipient for good reason, or due to the award recipient’s death or disability), the award recipient will be entitled to a payment of the remaining 50 percent of his or her total retention payment opportunity. For these purposes, “cause” is generally defined as the award recipient’s willful and continued failure to substantially perform his or her duties to the Company, conviction of a felony or other crime involving moral turpitude, engagement in malfeasance, fraud or dishonesty of a material nature in connection with his or her position with the Company, or other willful act that materially damages the reputation of the Company; and “good reason” is generally defined as a material reduction in the award recipient’s rate of base salary or target annual cash incentive opportunity or a requirement that the award recipient relocate his or her principal place of employment outside of a 75-mile radius of New York City.

The total retention payment opportunity for each of the Company’s named executive officers other than Mr. Baker (i.e., Patrick Fabbio, the Company’s Executive Vice President and Chief Financial Officer; Benedict Osorio, the Company’s Chief Operating Officer; Bryce Tenbarge, the Company’s Senior Vice President, Commercial; and Vivien Wong, the Company’s Executive Vice President, Development) is $180,000. As noted above, Mr. Baker was not awarded a retention payment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROGENICS PHARMACEUTICALS, INC.

By:	/s/ Patrick Fabbio
Patrick Fabbio
Executive Vice President and Chief Financial Officer

Date: October 18, 2019